UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 26, 2017

TRIPLE-S MANAGEMENT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico	001-33865	66-0555678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Registrant’s telephone number, including area code: 787-749-4949

1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920
(Address of Principal Executive Offices and Zip Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 26, 2017, Triple-S Salud, Inc., a Puerto Rico insurance company (“Triple-S”) and managed care subsidiary of Triple-S Management Corporation (the “Company”), entered into an amendment to its contract (the “Amendment”) with the Puerto Rico Health Insurance Administration (“ASES”, by its Spanish acronym) for the offering of health care services for the Medicaid subscribers in the Metro North and West regions of the Government of Puerto Rico’s health insurance program, known as the Government Health Plan (the “Contract”). The Company announced the entry into the Contract under Item 1.01 of a Current Report on Form 8-K dated February 9, 2015, and subsequent extensions of the Contract under Item 1.01 of the Current Reports on Form 8-K dated July 5, 2017 and October 3, 2017.

The Amendment, effective retroactive to July 1, 2017, extends the term of the Contract until June 30, 2018 (the “Renewal Period”). For the services provided during the Renewal Period, ASES will pay Triple-S a per member per month (“PMPM”) of $183.38 for the Metro North Region and $148.99 for the West Region. As provided in the Contract, Triple-S’ profit under the Renewal Period shall not exceed 2.5% of the PMPM payments (the “Excess Profit”). In the event that there is an Excess Profit as a result of a positive impact of the high-quality services provided by Triple-S, ASES and Triple-S shall share the Excess Profit in equal proportion. If Triple-S does not meet the high-quality services standard, ASES shall be entitled to one hundred percent (100%) of the Excess Profit. The quality of Triple-S’ services will be measured based on Triple-S’ compliance with 85% of the revised quality metrics, as detailed in the Amendment.

In addition, the Amendment establishes that ASES shall maintain a retention fund of 2% of the PMPM each month as part of a Quality Incentive Program, which shall be reimbursed to Triple-S, after the successful compliance with the quality metrics. However, due to the impact of Hurricane María, ASES issued a Normative Letter establishing a waiver for the compliance of the revised quality metrics for services rendered from July 1, 2017 through March 31, 2018 and will reimburse Triple-S the corresponding retention fund for such period subject to the submission of certain utilization data. For the services rendered from April 1, 2018 through June 30, 2018, ASES adjusted the metrics to facilitate its compliance.

Pursuant to the Amendment, Triple-S must consider the use of maximum provider reimbursement rates equaling 80% of the 2016 Medicare fee schedule for the reimbursement of non-facility professional services related to cardiology and nuclear medicine services, and 70% of the 2016 Medicare fee schedule for the reimbursement of non-facility professional services related to all other specialties, with certain exceptions. The Amendment also provides that Triple-S is expected to achieve a target medical loss ratio of at least 91% for the Renewal Period.

Finally, the Amendment contains certain provisions for the adjustment of the PMPM rates, if so required as a result of legislative or regulatory changes that materially impact the PMPM rates, and provides for the further amendment of the Contract in order to comply with any applicable laws and the Government of Puerto Rico Fiscal Plan, as certified by the Financial Oversight and Management Board for Puerto Rico. All other provisions of the Contract will remain in full force and effect during the Renewal Period.

The foregoing summary of the terms and conditions of the Amendment is subject to, and qualified in its entirety by, the full text of the Amendment which will be filed with the Company’s next periodic filing under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPLE-S MANAGEMENT CORPORATION

Date: January 2, 2018	By:	/s/ Roberto García-Rodríguez
Name: Roberto García-Rodríguez
Title: President & Chief Executive Officer